November 23, 2010

Mr. Clive Ng
20 East 10th St.
New York, NY 10003

Dear Clive,

As we discussed, China Broadband, Inc. (the “Company”) hereby accepts your resignation as a director, officer and employee of the Company and all of its related companies and affiliates, effective immediately.  As we also discussed, the Company agrees (i) to continue your existing health benefits through May 31, 2011 and to promptly and timely pay all premiums as and when due (and the Company has no right of set-off in any circumstances with respect to the payment of such amounts, of which it has knowledge, without investigation), (ii) to pay to you by wire transfer a payment in the amount of $32,390 and (iii) to assume the obligations of China Cablecom Holdings RE, Inc. (“CableCom”) under that certain Sublease Agreement, dated April 15, 2008, between Gotham City Holding Group (“Gotham Holding”) and CableCom commencing as of December 1, 2010, other than obligations arising out of any defaults thereunder prior to such date, provided that CableCom shall assign to the Company all its rights thereunder and Gotham Holding shall consent to such assumption and assignment and confirm the absence of any defaults under the Sublease Agreement.  Except for personal items (including “Personal Furniture”, consisting of a table, desk, chair and end table identified by you to officers of the Company prior to the date hereof), all furniture (other than Personal Furniture), equipment and other assets physically located at the premises may be retained and used by the Company until termination of the Lease Agreement and thereupon, without further act or expense of the Company, will become the property of Gotham Holding.  On or before December 15, 2010, at your and the Company's mutual convenience, you shall remove all personal items and Personal Furniture from the premises.

This will confirm that the foregoing represents the full and final obligations of the Company to you, and that you have no further rights or claims against the Company whatsoever, save any rights you may have to indemnification pursuant to the Company's Articles of Incorporation and By-Laws.  This will further confirm that any employment agreement between you and the Company is of no force or effect, the Company and its controlled affiliates release you from any claim they may have for repayment of salary you have received since September 1, 2010 and the Company has no knowledge, without any investigation, of any claim the Company or its affiliates may have against you.

By signing below, you hereby waive any and all relief to which you may be entitled with respect to claims, whether known, suspected, or unknown, that you may have or have had against the Company and all of its related companies and affiliates as of the date hereof under (i) the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq., (ii) Title VII of the Civil Rights Act of 1964, (iii) the Sarbanes-Oxley Act, (iv) the Americans with Disabilities Act, (v) the Employee Retirement Income Security Act, (vi) the National Labor Relations Act, (vii) the Civil Rights Acts of 1866, 1870, 1871, 1968 and 1991, (viii) the Equal Pay Act, (ix) the Fair Labor Standards Act, (x) the Family and Medical Leave Act, (xi) the Consolidated Omnibus Budget Reconciliation Act, (xii) the New York State Human Rights Law, (xiii) the New York State Civil Rights Law, (xiv) the New York State Executive Law, (xv) the New York State Labor Law, (xvi) the New York Workers' Compensation Law, (xvii) the New York City Administrative Code, (xviii) any other United States or foreign federal, state or local antidiscrimination or equal employment opportunity statutes and regulations, and (xix) any claim, no matter how denominated or described, under the common law or any United States or foreign federal, state or local law, rule, regulation or executive order of wrongful discharge or termination, unlawful discrimination, breach of contract (whether written or oral, express or implied), breach of promise or public policy, retaliation, “whistleblower” protection, impairment of economic opportunity, loss of business opportunity, loss of right to exercise options, fraud, misrepresentation, intentional infliction of emotional distress, psychological harm or any other tort, pain and suffering, perceived disability, history of disability, and payment of wages or benefits.

This letter agreement will not be effective until signed by both the Company and you and, until such time, the contents hereof shall be treated as settlement discussions and shall not be admissible as evidence against either the Company or you.

[signatures on following page]

Please confirm the foregoing by signing where indicated below.

Sincerely,

CHINA BROADBAND, INC.

/s/ Shane McMahon
By:	Shane McMahon
Title:	Chief Executive Officer

AGREED:

/s/ Clive Ng
Clive Ng